Exhibit 10.6

[FORM OF AMENDMENT TO INDIVIDUAL CHANGE-IN-CONTROL AGREEMENT]
AMENDMENT TO CHANGE-IN-CONTROL AGREEMENT
WHEREAS, a Change-in-Control Agreement (the “Agreement”) dated as of [   ], was previously entered into by and between [     ] (the “Executive”) and [Golden State Water Company, a California corporation][American States Utility Services, Inc., a California corporation][NEEDS TO BE CHANGED TO BE SIGNED BY ACTUAL EMPLOYER] (the “Company”); and

WHEREAS, this Amendment to the Agreement between the Executive and the Company, as set forth below, is effective January 1, 2009:

1.	Section 6 of the Agreement is amended to read as follows:

“6.           Obligations of the Company upon Termination

(a)           Good Reason, Other Than for Cause or Disability:  If the Company shall terminate the Executive’s employment other than for Cause or Disability during the Effective Period, or the Executive shall terminate employment for Good Reason during the Effective Period, the Company and AWR agree, subject to Sections 6(f), 8 and 9, to make the payments and provide the benefits described below:

(i)           The Company or AWR shall pay to the Executive in a cash lump sum within 10 days from the date of the Executive’s termination of employment, an amount equal to the product of (A) and (B), where (A) is 2.99 and (B) is calculated as the sum of (i) the Executive’s annual base salary at the highest rate in effect in any year of the three calendar years immediately preceding the date of termination of employment; plus (ii) the average of the payments made to the Executive pursuant to any ‘cash-pay’ performance incentive plan of the Company or AWR (a ‘Cash Incentive Payment’) during the five calendars years immediately preceding the date of termination of employment (or, in the event that the Executive has less than five calendar years of credited service, the sum of the Executive’s Cash Incentive Payments during the number of calendar years of the Executive’s employment with AWR or any of its subsidiaries divided by the number of calendar years of the Executive’s employment with AWR or any of its subsidiaries); and provided that if the Executive is employed pursuant to any written employment agreement, the Cash Incentive Payment in any year for purposes of calculations under this clause (ii) shall not be less than any minimum incentive or annual cash bonus required thereunder; provided that Cash Incentive Payments do not include (A) any extraordinary bonus, including any holiday, year end, anniversary or signing bonus; (B) any amounts paid or to be paid to the Executive under this Agreement, (C) reimbursement of moving or other expenses; or (D) any other lump sum payment, unless specifically designated as a Cash Incentive Payment pursuant to an incentive plan of the Company or AWR by the Board of Directors of AWR or the Company, or any committee thereof; plus (iii) the average of the amount of cash received by the Executive with respect to dividend equivalents credited to the account of the Executive (‘Dividend Equivalents’) during the five calendar years immediately preceding the date of termination of employment (or, in the event that the Executive has less than five calendar years of credited service or any such year did not include Dividend Equivalent payments, the sum of the Dividend Equivalents during the number of calendar years of the Executive’s employment with AWR or any of its subsidiaries divided by the number of calendar years of the Executive’s employment with AWR or any of its subsidiaries and in which Dividend Equivalents were paid). Unless otherwise provided pursuant to the terms of the cash incentive compensation plan of AWR or the Company or the terms of the award, the amount paid to the Executive pursuant to this Section 6(a)(i) shall be in lieu of any Cash Incentive Payment to which the Executive would otherwise be entitled under any cash incentive plan of the Company or AWR for the year in which the Executive’s employment is terminated as a result of a Change in Control.

(ii)           The Company or AWR shall also pay to the Executive in a cash lump sum within 10 days from the date of the Executive’s termination of employment, an amount equal to the sum of (A) the Executive’s base salary through the date of termination, plus (B) any accrued vacation pay, in each case to the extent not theretofore paid (the amounts referred to in this paragraph (ii) are hereinafter referred to as the ‘Accrued Obligations’).

(iii)           The Company or AWR shall also pay to the Executive in a cash lump sum within 10 days from the date of the Executive’s termination of employment, an amount equal to the excess of (A) over (B), where (A) is equal to the single sum actuarial equivalent of what would be the Executive's accrued benefits under the terms of the Golden State Water Company Pension Plan, or any successor thereto, including the Golden State Water Company Pension Restoration Plan and any other supplemental retirement plan providing pension benefits (hereinafter together referred to as the ‘Pension Plan’) at the time of the Executive’s termination of employment, without regard to whether such benefits would be vested thereunder, if the Executive were credited with an additional three years of credited service (as defined in the Pension Plan), and (B) is equal to the single sum actuarial equivalent of the Executive’s vested accrued benefits under the Pension Plan at the time of the Executive’s termination of employment.  For purposes of this paragraph (iii), the term ‘single sum actuarial equivalent’ shall be determined using an interest rate equal to six percent (6%) and the mortality table named and described in detail in Section A.1 of the Pension Plan after the reduction (if any) of the Executive’s benefit using the ‘Regular Factors’ under Section A.4 of the Pension Plan and using the Executive’s age upon termination of employment.  Any payment under this paragraph (iii) shall not extinguish any rights the Executive has to benefits under the Pension Plan.

(iv)           For [three years for CEO and CFO] two years after the date of the Executive’s termination of employment, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide medical, dental, vision, accidental death and dismemberment, and life insurance coverage, and reimbursement of club dues to the Executive and/or the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated (in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliates applicable generally to other peer executives and their families immediately preceding the date of the Executive's termination of employment) (the ‘Continued Benefits’); provided, however, that if the Executive becomes employed by another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for any retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until [three years for CEO and CFO] two years after the date of termination of employment and to have retired on the last day of such period.  Following the period of continued benefits referred to in this subsection, the Executive and the Executive’s covered family members shall be given the right provided in Section 4980B of the Internal Revenue Code of 1986 (the ‘Code’) to elect to continue benefits in all group medical plans.  In the event that the Executive’s participation in any of the plans, programs, practices or policies of the Company referred to in this subsection is barred by the terms of such plans, programs, practices or policies or applicable law, the Company shall provide the Executive with benefits substantially similar to those which the Executive would be entitled as a participant in such plans, programs, practices or policies.  At the end of the period of coverage, the Executive shall have the option to have assigned to the Executive, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to the Executive.

(v)           The Company and AWR shall enable the Executive to purchase within 10 days following the Executive’s termination of employment, the automobile, if any, provided by the Company for the Executive’s use at the time of the Executive’s termination of employment at the wholesale value of such automobile at such time, as shown in the current edition of the National Auto Research Publication Blue Book.

(vi)           To the extent not theretofore paid or provided, the Company or AWR shall timely pay or provide the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliates (such other amounts and benefits being hereinafter referred to as ‘Other Benefits’) in accordance with the terms of such plan, program, policy, practice, contract or agreement.

(vii)           The Executive shall be entitled to interest on any payments not paid on a timely basis as provided in this Section 6(a) at the applicable Federal Rate provided for in Section 7872(f)(2)(A) of the Code.

(viii)           Upon the occurrence of a Change in Control, each stock option granted to an Executive under any stock incentive plan of AWR or the Company shall become immediately exercisable, and each restricted stock award under any stock incentive plan of AWR or the Company shall immediately vest free of restrictions.  If the vesting of any stock option or restricted stock award has been accelerated expressly in anticipation of a Change in Control and the Board of  Directors later determines that a Change in Control will not occur, the effect of the acceleration as to any then outstanding and unexercised stock option or restricted stock award shall be rescinded. In no event shall any such stock option or restricted stock award be reinstated or extended beyond its final expiration date.

(b)           Death:  If the Executive’s employment is terminated by reason of the Executive’s death during the Effective Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a cash lump sum within 10 days of the date of the Executive’s death.

(c)           Disability:  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Effective Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive in a cash lump sum within 10 days of the Executive’s termination of employment.

(d)           Cause, Other than for Good Reason:  If the Executive’s employment shall be terminated for Cause during the Effective Period or, if the Executive voluntarily terminates employment during the Effective Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and any benefits payable to the Executive under a plan, policy, practice, etc., referred to in Section 7 below.  Accrued Obligations shall be paid to the Executive in a cash lump sum within 10 days of the Executive’s termination of employment.

(e)           Payment of Club Dues.  This Section 6(e) shall apply to any club dues that may be reimbursed pursuant to Section 6(a)(iv) that exceed the de minimus amounts set forth in Treasury Regulations Section 1.409A-1(b)(9)(iv)(D) (the “Club Dues”).  The amount of Club Dues that the Executive receives in one taxable year shall not affect the amount of Club Dues that the Executive receives in any other taxable year.  To the extent the Executive is reimbursed for any Club Dues, such reimbursement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  The Club Dues are not subject to liquidation or exchange for another benefit.

(f)           Six-Month Delay.  Notwithstanding any other provisions of the Agreement, any payment or benefit otherwise required to be made after the Executive’s termination of employment that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code, shall not be paid or payment commenced until the later of (i) six months after the date of the Executive’s ‘separation from service’ (within the meaning of Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to optional alternative definitions available thereunder) and (ii) the payment date or commencement date specified in the Agreement for such payment(s).  With respect to any benefit that the Company cannot provide during the six-month period following the Executive’s separation from service pursuant to the preceding sentence, the Executive shall pay the cost or premium for such benefit during such period and be reimbursed by the Company therefor.  On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, the Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to this Section 6(f), including reimbursement for any premiums paid by the Executive as a result of the delay.”

2.	The first sentence of Section 7 of the Agreement is amended to read as follows:

“Subject to Section 8, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates and for which the Executive may qualify, nor, subject to Sections 6(f), 8 and 20, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates.”

3.	Section 8 of the Agreement is amended to read as follows:

“8.           Limitation on Benefits

Notwithstanding anything in this Agreement to the contrary, if any payments or benefits to be made to or for the Executive’s benefit, whether pursuant to this Agreement or otherwise, whether by the Company or another entity or person, would not be deductible by the Company due to limitations imposed by Section 162(m) of the Code, then to the extent permitted by Treasury Regulation Section 1.409A-2(b)(7)(i) without subjecting the Executive to adverse tax consequences, such payments or benefits shall be delayed.  The delayed amounts shall be paid to the Executive at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Section 162(m) of the Code; provided, however, that if the Executive is a Specified Employee, to the extent deemed necessary to comply with Treasury Regulations Section 1.409A-3(i)(2), the delayed payment shall not be made before the end of the six-month period following the Executive’s separation from service.  The Executive shall also be entitled to interest on any payments deferred as a result of the limitations on deductibility under Section 162(m) of the Code at the applicable Federal Rate provided for in Section 7872(f)(2)(A) of the Code.  Either the Company or the Executive may request a determination as to whether any payments would be subject to limitations on deductibility under Section 162(m) of the Code and, if so requested, such determination shall be made by independent legal counsel selected by the Company and approved by the Executive.”

4.	A new paragraph (e) is added at the end of Section 9 of the Agreement, to read as follows:
“(e)           Payment.  Notwithstanding anything herein to the contrary, any payment under this Section 9 shall be paid to the Executive by the end of the Executive’s taxable year following the taxable year in which the Executive pays the related taxes.”

5.	Section 22 of the Agreement is amended to read as follows:

“22.           Section 409A

It is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed and delivered effective the day and year first written above in San Dimas, California.

[GOLDEN STATE WATER COMPANY]

[AMERICAN STATES UTILITY SERVICES, INC.]

By           __________________________________
Title

Date    __________________________________

EXECUTIVE

________________________________________
                              [_____________]

Date    __________________________________